UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2010

Commission File Number 1-7107

LOUISIANA-PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-7107	93-0609074
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)

414 Union Street, Suite 2000, Nashville, TN 37219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 986-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Board Member

On February 4, 2010, the Board of Directors of Louisiana-Pacific Corporation (LP) elected John W. Weaver to the Board of Directors. Mr. Weaver will participate in the 1992 Non-Employee Director Stock Option Plan and the 2000 Non-Employee Director Restricted Stock Plan and was granted 983 stock options and 567 shares of restricted stock thereunder.

Establishment of 2010 Annual Cash Incentive Award Opportunities

At a meeting of the Compensation Committee of the Board of Directors of Louisiana-Pacific Corporation (“LP”) held on February 4, 2010, the Compensation Committee established 2010 annual cash incentive award opportunities under the Louisiana-Pacific Corporation Annual Cash Incentive Award Plan. The award opportunities are subject to the achievement of a combination of corporate performance and individual performance goals. The award opportunities for LP’s executive officers are as follows: Mr. Frost, 75% of base salary, or $630,000; Mr. Stevens, 60% of base salary, or $283,000; Mr. Olszewski, 55% of base salary, or $206,000; and Mr. Wagner, 55% of base salary, or $182,000.

The performance goals for each executive officer are based 60% on LP’s corporate performance as measured by adjusted EBITDA (as defined by the Committee) for the year ended December 31, 2009 and 40% on objective individual goals unique to each of them. Depending upon the extent to which performance goals are determined to have been met, the actual amount paid as a cash incentive award could range from 0% to 150% of the target amount relating to corporate performance and from 0% to 120% of the target amount relating to individual performance. The satisfaction of corporate and individual performance goals will be determined by the Compensation Committee following the end of 2010. Cash payments, if any, will be made as soon as practicable after the determination of the amount of the awards.

The business criteria on which individual performance goals are based include financial, strategic and other goals related to the performance of LP (in the case of Mr. Frost), specified business units (in the cases of Messrs. Olszewski and Wagner) or specified functional areas (in the case of Mr. Stevens) for which an executive has responsibility and goals related to success in developing and implementing particular tasks assigned to an individual executive. These goals, therefore, vary depending upon the responsibilities of individual executives. Goals for one or more of LP’s executive officers include goals related to cash preservation, strategic planning and execution, success in developing and implementing particular management plans or systems, leadership, succession planning, relationships with specified constituencies and other specified goals.

Grants of Awards

On February 4, 2010, the Compensation Committee granted awards under LP’s 1997 Incentive Stock Award Plan to its executive officers. In connection with these grants, the Compensation Committee changed the forms of award for Mr. Frost’s awards to allow such awards granted on or after February 4, 2010 to vest regardless of continued employment, including with respect to Stock Settled Stock Appreciation Rights covering 274,736 shares of LP common stock and Restricted Stock Units of 71,139 shares of LP’s common stock granted to Mr. Frost on February 4, 2010. The form of award for these grants is attached as exhibit 10.11 (e) and 10.11 (f).

Additional Information

The information set forth above should be read in connection with the information set forth under the caption “Executive Compensation” in LP’s Proxy Statement relating to its 2009 Annual Meeting of Stockholders, which is available at LP’s website at www.lpcorp.com and the Securities and Exchange Commission’s website at www.sec.gov.

Item 5.03	Amendment to Articles of Incorporation or Bylaws, Change in Fiscal Year.

On February 4, 2010, the Company amended its Bylaws to expand the size of its Board of Directors from eight members to nine members. A copy of the revised Bylaws is attached hereto as Exhibit 3.2.

Item 8.01.	Other Events.

In connection with the stock grants awarded to Mr. Frost mentioned above, LP will record a charge of approximately $1.5 million in the first quarter of 2010.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.11(e)	Form of Award Agreement under the 1997 Incentive Stock Award Plan for Incentive Shares.

10.11(f)	Form of Award Agreement under the 1997 Incentive Stock Award Plan for Stock Settled Stock Appreciation Rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ CURTIS M. STEVENS
Curtis M. Stevens
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

Date: February 10, 2010